Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2017 FINANCIAL RESULTS

Atlanta, Georgia February 15, 2018 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the fourth quarter and year ended December 31, 2017.
Fourth Quarter and Year Ended 2017 Financial Highlights:

•	Net sales of $128.5 million increased 4.4% over the prior-year fourth quarter; full year net sales of $497.3 million increased 4.7% over the prior-year.

•	Net income of $27.2 million increased 33.3% over the prior-year fourth quarter; full year net income of $86.4 million was flat over the prior-year.

•	Adjusted EBITDA of $34.9 million increased 21.6% over the prior-year fourth quarter; full year adjusted EBITDA of $120.1 million increased 2.6% over the prior-year.

•
Basic and diluted earnings per unit of $0.67 and $0.66 for the quarter increased 36.7% and 34.7% over the prior-year fourth quarter of $0.49; full year basic and diluted earnings per unit of $2.08 and $2.07 was flat and down, respectively, over the prior-year.

•	Quarterly distribution declared per unit of $0.567 remained flat compared to the prior-year fourth quarter as well as third quarter of 2017.

•
Net cash provided by operating activities of $34.1 million increased 40.3% over prior-year fourth quarter; full year net cash provided by operating activities of $79.3 million decreased by 38.2% over the prior-year.

•
Distributable cash flow of $14.6 million was up 32.7% compared to the prior-year fourth quarter; full year distributable cash flow of $52.0 million increased by 3.2% over the prior year. The distribution coverage ratio was 1.28 and 0.96 for the three months ended December 31, 2017 and 2016, respectively, and 1.14 and 1.10 for the twelve months ended December 31, 2017 and 2016, respectively.

Kirk Milling, CEO, commented: “Record production levels along with higher than anticipated international prices in the quarter drove an improvement in adjusted EBITDA of 21.6% and net income of 33.3% compared to Q4 of 2016. The quarter was the first true sign that the production initiatives we undertook earlier in the year to improve reliability and increase utilization of our production units are beginning to take hold.  Ultimately the quarter pushed our full year results more in line with expectations as EBITDA rose 2.6% and distributable cash flow rose just over 3% compared to 2016.”

“As we look forward into 2018, we expect higher production levels and share gains in the domestic market to soften any potential impact we may experience from lower international pricing.  As we begin the year, the market looks better than previously anticipated due to continued strength in Asia and a smaller impact on pricing thus far from the new capacity coming on line in Turkey.”

2018 Outlook:

•	We expect our total volume sold to increase 1% to 3%.

•	We expect domestic volume to increase by 80,000 to 125,000 short tons.

•	We expect domestic pricing to be down 1% to 3%.

•	We expect international prices to be flat to down 2% **

•	Maintenance of business capital expenditures are planned to be in the range of $13 to $15 million.

•	Expansion capital expenditures are planned to be in the range of $30 to $35 million.

**          Excluding the change related to freight from CIDT sales in 2017.

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
(Dollars in millions, except per unit amounts)	2017	2016	% Change	2017	2016	% Change

Soda ash volume produced (millions of short tons)	0.692	0.674	2.7%	2.667	2.695	(1.0)%
Soda ash volume sold (millions of short tons)	0.707	0.702	0.6%	2.705	2.736	(1.1)%
Net sales	$128.5	$123.1	4.4%	$497.3	$475.2	4.7%
Net income	$27.2	$20.4	33.3%	$86.4	$86.3	0.1%
Net income attributable to Ciner Resources LP	$13.3	$9.9	34.3%	$41.6	$41.4	0.5%
Basic Earnings per Limited Partner Unit	$0.67	$0.49	36.7%	$2.08	$2.08	—%
Diluted Earnings per Limited Partner Unit	$0.66	$0.49	34.7%	$2.07	$2.08	(0.5)%
Adjusted EBITDA (1)	$34.9	$28.7	21.6%	$120.1	$117.1	2.6%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$17.6	$14.2	23.9%	$59.7	$57.8	3.3%
Net cash provided by operating activities	$34.1	$24.3	40.3%	$79.3	$128.3	(38.2)%
Distributable cash flow attributable to Ciner Resources LP(1)	$14.6	$11.0	32.7%	$52.0	$50.4	3.2%
Distribution coverage ratio (1)	1.28	0.96	33.3%	1.14	1.10	3.6%
(1)See non-GAAP reconciliations
Three Months Ended December 31, 2017 compared to Three Months Ended December 31, 2016
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2017	2016
Domestic	$47.7	$48.3	(1.2)%
International	$80.8	$74.8	8.0%
Total net sales	$128.5	$123.1	4.4%
Sales volumes (thousands of short tons):
Domestic	217.6	222.9	(2.4)%
International	489.1	479.5	2.0%
Total soda ash volume sold	706.7	702.4	0.6%
Average sales price (per short ton):
Domestic	$219.21	$216.62	1.2%
International	$165.20	$156.06	5.9%
Average	$181.83	$175.27	3.7%
Percent of net sales:
Domestic sales	37.1%	39.2%	(5.4)%
International sales	62.9%	60.8%	3.5%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 4.4% to $128.5 million for the three months ended December 31, 2017 from $123.1 million for the three months ended December 31, 2016, driven by an increase in total average sales price of 3.7%, as well as a modest increase in soda ash volumes sold of 0.6%. The increased international average sales price reflects the higher ANSAC sales price during the three months ended December 31, 2017.
Cost of products sold, including freight costs. Cost of products sold, including freight costs, depreciation, depletion and amortization expense, decreased by 1.6% to $95.2 million for the three months ended December 31, 2017 from $96.7 million for the three months ended December 31, 2016, primarily due to lower deca rehydration (“DECA”) costs per ton as we harvested DECA from a pond with closer proximity to the plant for 2017 and lower employee benefit costs, primarily resulting from changes to postretirement benefits during 2017, partially offset by an increase in freight costs during the three months ended December 31, 2017.

Selling, general and administrative expenses.  Our selling, general and administrative expenses increased 13.7% to $5.8 million for the three months ended December 31, 2017, compared to $5.1 million for the three months ended December 31, 2016. The increase over prior year was primarily driven by a decline in the proportion of employee time spent on Ciner Corp related activities and increased share-based compensation during 2017, offset by certain European restructuring charges present during the three months ended December 31, 2016 that did not occur during 2017 and higher selling and administrative fees relating to our affiliate, ANSAC during three months ended December 31, 2017.
Year Ended December 31, 2017 compared to Year Ended December 31, 2016
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Year Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2017	2016
Domestic	$192.8	$192.6	0.1%
International	304.5	282.6	7.7%
Total net sales	$497.3	$475.2	4.7%
Sales volumes (thousands of short tons):
Domestic	877.4	888.3	(1.2)%
International	1,828.0	1,847.4	(1.1)%
Total soda ash volume sold	2,705.4	2,735.7	(1.1)%
Average sales price (per short ton):
Domestic	$219.74	$216.77	1.4%
International	$166.58	$152.99	8.9%
Average	$183.82	$173.70	5.8%
Percent of net sales:
Domestic sales	38.8%	40.5%	(4.2)%
International sales	61.2%	59.5%	2.9%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 4.7% to $497.3 million for the twelve months ended December 31, 2017 from $475.2 million for the twelve months ended December 31, 2016, driven by increase in total average sales price of 5.8%, partially offset by an annual decrease in soda ash volumes sold of 1.1%. The increased international average sales price reflects the increase in freight costs driven by higher non-ANSAC export sales volume, primarily CIDT. The decrease in sales volumes are primarily due to lower production output compared to the prior year.
Cost of products sold, including freight costs. Cost of products sold, including freight costs, depreciation, depletion and amortization expense, increased by 6.1% to $383.8 million for the twelve months ended December 31, 2017 from $361.7 million for the twelve months ended December 31, 2016, primarily due to an increase in freight costs of 21.8% to $145.7 million for the twelve months ended December 31, 2017, compared to $119.6 million for the twelve months ended December 31, 2016. The increase in freight costs was driven by higher non-ANSAC export sales volumes, primarily CIDT. The higher incremental freight costs on non-ANSAC export sales is also reflected in the higher average international sales price. In the twelve months ended December 31, 2016, international sales primarily consisted of transactions to ANSAC. During the twelve months ended December 31, 2017, we also had higher maintenance expense that was partially offset by lower employee benefit costs, primarily resulting from changes to postretirement benefits.
Selling, general and administrative expenses. Our selling, general and administrative expenses decreased 3.9% to $22.4 million for the twelve months ended December 31, 2017, compared to $23.3 million for the twelve months ended December 31, 2016. The decrease was primarily driven by lower selling and administrative fees relating to our affiliate, ANSAC, and a higher proportion of employee time spent on Ciner Corp related activities in 2017.
Impairment and loss on disposal of assets, net. During the twelve months ended December 31, 2017, we incurred a $1.6 million asset impairment charge relating to certain assets, which became obsolete as a result of energy sourcing initiatives at our Wyoming facility.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2017	2016	2017	2016
Capital Expenditures
Maintenance	$4.2	$4.7	$11.1	$10.7
Expansion	3.1	4.8	10.8	15.5
Total	$7.3	$9.5	$21.9	$26.2
Operating and Other Data:
Ore to ash ratio(1)	1.53: 1.0	1.57: 1.0	1.50: 1.0	1.50: 1.0
(1)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

FINANCIAL POSITION AND LIQUIDITY
As of December 31, 2017, we had cash and cash equivalents of $30.2 million. In addition, we have approximately $75.4 million ($225.0 million, less $138.0 million outstanding and less standby letters of credit of $11.6 million) of remaining capacity under our revolving credit facilities. As of December 31, 2017, our leverage and interest coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 1.21 and 27.38, respectively.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities decreased to $79.3 million during the twelve months ended December 31, 2017 compared to $128.3 million of cash provided during twelve months ended December 31, 2016, primarily driven by $37.8 million of working capital used in operating activities during the twelve months ended December 31, 2017, compared to $14.2 million of working capital provided by operating activities during the twelve months ended December 31, 2016. The $52.0 million increase in working capital used in operating activities was primarily due to the $37.7 million increase in due-from affiliates.
Cash provided by operating activities during the twelve months ended December 31, 2017 were offset by cash used in investing activities of $24.7 million for capital expenditures and cash used in financing activities during the twelve month period of $44.1 million. The cash used in financing activities during the twelve months ended December 31, 2017 was due to distributions paid of $94.4 million, partially offset by net borrowings and debt issuance costs on the Ciner Wyoming revolving credit facility and other long-term debt of $50.3 million.
Quarterly Distribution
On February 1, 2018, the Partnership declared its fourth quarter 2017 quarterly distribution of $0.567 per unit. This is consistent with the distribution declared during the fourth quarter of 2016. The quarterly cash distribution is payable on February 27, 2018 to unitholders of record on February 12, 2018.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call tomorrow, February 16, 2018 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 1197069. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 1197069, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.

ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation (“ANSAC”) and Ciner Ic ve Dis Ticaret Anonim Sirket (“CIDT”), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per unit data)	2017	2016	2017	2016
Net sales:
Sales—affiliates	$80.8	$71.8	$304.5	$271.2
Sales—others	47.7	51.3	192.8	204.0
Net sales	$128.5	$123.1	$497.3	$475.2
Operating costs and expenses:
Cost of products sold, including freight costs	88.3	89.9	356.7	335.6
Depreciation, depletion and amortization expense	6.9	6.8	27.1	26.1
Selling, general and administrative expenses—affiliates	4.5	4.5	16.9	18.7
Selling, general and administrative expenses—others	1.3	0.6	5.5	4.6
Impairment and loss on disposal of assets, net	—	0.1	1.6	0.3
Total operating costs and expenses	101.0	101.9	407.8	385.3
Operating income	27.5	21.2	89.5	89.9
Other income/(expenses):
Interest expense, net	(0.3)	(0.9)	(2.9)	(3.6)
Other, net	—	0.1	(0.2)	—
Total other expense, net	(0.3)	(0.8)	(3.1)	(3.6)
Net income	$27.2	$20.4	$86.4	$86.3
Net income attributable to non-controlling interest	13.9	10.5	44.8	44.9
Net income attributable to Ciner Resources LP	$13.3	$9.9	$41.6	$41.4
Other comprehensive loss:
Loss on derivative financial instruments	(1.1)	1.8	(4.0)	0.9
Comprehensive income	26.1	22.2	82.4	87.2
Comprehensive income attributable to non-controlling interest	13.4	11.4	42.9	45.3
Comprehensive income attributable to Ciner Resources LP	$12.7	$10.8	$39.5	$41.9

Net income per limited partner unit:
Net income per limited partner units (basic)	$0.67	$0.49	$2.08	$2.08
Net income per limited partner units (diluted)	$0.66	$0.49	$2.07	$2.08

Weighted average limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.6	19.6	19.6	19.6
Weighted average limited partner units outstanding (diluted)	19.7	19.6	19.7	19.6

Cash Distribution declared per unit	$0.567	$0.567	$2.268	$2.265

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	December 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$30.2	$19.7
Accounts receivable—affiliates	98.3	61.6
Accounts receivable, net	34.2	33.4
Inventory	19.8	19.0
Other current assets	1.8	2.3
Total current assets	184.3	136.0
Property, plant and equipment, net	249.3	256.1
Other non-current assets	19.6	21.0
Total assets	$453.2	$413.1
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$11.4	$8.6
Accounts payable	14.5	15.0
Due to affiliates	3.0	4.2
Accrued expenses	27.7	27.7
Total current liabilities	56.6	55.5
Long-term debt	138.0	89.4
Other non-current liabilities	10.4	9.0
Total liabilities	205.0	153.9
Commitments and Contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.7 units issued and outstanding at December 31, 2017 and December 31, 2016, respectively)	148.3	151.0
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at December 31, 2017 and December 31, 2016, respectively)	3.8	3.9
Accumulated other comprehensive loss	(3.7)	(1.6)
Partners’ capital attributable to Ciner Resources LP	148.4	153.3
Non-controlling interest	99.8	105.9
Total equity	248.2	259.2
Total liabilities and partners’ equity	$453.2	$413.1

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In millions)	2017	2016

Cash flows from operating activities:
Net income	$86.4	$86.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	27.5	26.5
Impairment and loss on disposal of assets, net	1.6	0.3
Equity-based compensation expense	1.3	0.6
Other non-cash items	0.3	0.4
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	(37.7)	2.4
Accounts receivable, net	0.2	0.4
Inventory	0.5	7.0
Other current and other non-current assets	(0.2)	0.2
Increase/(decrease) in:
Accounts payable	1.7	1.1
Due to affiliates	(1.2)	(0.4)
Accrued expenses and other liabilities	(1.1)	3.5
Net cash provided by operating activities	79.3	128.3
Cash flows from investing activities:
Capital expenditures	(24.7)	(25.3)
Net cash used in investing activities	(24.7)	(25.3)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	88.5	15.0
Repayments on Ciner Wyoming credit facility	(28.5)	(27.0)
Repayments on other long-term debt	(8.6)	—
Debt issuance costs	(1.1)	—
Distributions to common unitholders	(44.5)	(22.2)
Distributions to general partner	(0.9)	(0.9)
Distributions to subordinated unitholders	—	(22.0)
Distributions to non-controlling interest	(49.0)	(46.6)
Net cash used in financing activities	(44.1)	(103.7)
Net increase/(decrease) in cash and cash equivalents	10.5	(0.7)
Cash and cash equivalents at beginning of period	19.7	20.4
Cash and cash equivalents at end of period	$30.2	$19.7

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. Additionally, for the twelve months ended December 31, 2017, we amended our definition of Distributable cash flow to include cash interest received as an offset to cash paid for interest and have adjusted all prior periods accordingly. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per unit data)	2017	2016	2017	2016
Reconciliation of Adjusted EBITDA to net income:
Net income	$27.2	$20.4	$86.4	$86.3
Add backs:
Depreciation, depletion and amortization expense	6.9	6.8	27.1	26.1
Asset impairment charges	—	—	1.6	—
Interest expense, net	0.3	0.9	2.9	3.6
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.1	0.5	0.8	0.5
Equity-based compensation expense	0.4	0.1	1.3	0.6
Adjusted EBITDA	$34.9	$28.7	$120.1	$117.1
Less: Adjusted EBITDA attributable to non-controlling interest	17.3	14.5	60.4	59.3
Adjusted EBITDA attributable to Ciner Resources LP	$17.6	$14.2	$59.7	$57.8

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$17.6	$14.2	$59.7	$57.8
Less: Cash interest expense, net attributable to Ciner Resources LP	0.5	0.4	1.8	1.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	2.5	2.8	5.9	5.8
Distributable cash flow attributable to Ciner Resources LP	$14.6	$11.0	$52.0	$50.4

Cash distribution declared per unit	$0.567	$0.567	$2.268	$2.265
Total distributions to unitholders and general partner	$11.4	$11.4	$45.6	$45.4
Distribution coverage ratio	1.28	0.96	1.14	1.10

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$34.1	$24.3	$79.3	$128.3
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.4)	(0.4)
Net change in working capital	0.5	3.3	37.8	(14.2)
Interest expense, net	0.3	0.9	2.9	3.6
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.1	—	0.8	—
Other non-cash items	—	0.3	(0.3)	(0.2)
Adjusted EBITDA	$34.9	$28.7	$120.1	$117.1
Less: Adjusted EBITDA attributable to non-controlling interest	17.3	14.5	60.4	59.3
Adjusted EBITDA attributable to Ciner Resources LP	$17.6	$14.2	$59.7	$57.8
Less: Cash interest expense, net attributable to Ciner Resources LP	0.5	0.4	1.8	1.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	2.5	2.8	5.9	5.8
Distributable cash flow attributable to Ciner Resources LP	$14.6	$11.0	$52.0	$50.4

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q4-2017	Q4-2017	Q3-2017	Q2-2017	Q1-2017	Q4-2016
Reconciliation of Adjusted EBITDA to net income:
Net income	$86.4	$27.2	$19.3	$17.5	$22.4	$20.4
Add backs:
Depreciation, depletion and amortization expense	27.1	6.9	7.0	6.5	6.7	6.8
Asset impairment charges	1.6	—	1.6	—	—	—
Interest expense, net	2.9	0.3	0.9	0.8	0.9	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.8	0.1	—	0.3	0.4	0.5
Equity-based compensation expense	1.3	0.4	0.4	0.5	—	0.1
Adjusted EBITDA	120.1	34.9	29.2	25.6	30.4	28.7
Less: Adjusted EBITDA attributable to non-controlling interest	60.4	17.3	14.7	13.0	15.3	14.5
Adjusted EBITDA attributable to Ciner Resources LP	$59.7	$17.6	$14.5	$12.6	$15.1	$14.2

Adjusted EBITDA attributable to Ciner Resources LP	$59.7	$17.6	$14.5	$12.6	$15.1	$14.2
Less: Cash interest expense, net attributable to Ciner Resources LP	1.8	0.5	0.6	0.5	0.4	0.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	5.9	2.5	0.8	1.3	1.3	2.8
Distributable cash flow attributable to Ciner Resources LP	$52.0	$14.6	$13.1	$10.8	$13.4	$11.0

Cash distribution declared per unit	$2.268	$0.567	$0.567	$0.567	$0.567	$0.567
Total distributions to unitholders and general partner	$45.6	$11.4	$11.4	$11.4	$11.4	$11.4
Distribution coverage ratio	1.14	1.28	1.15	0.94	1.17	0.96

CONTACTS:

Ciner Resources LP

Investor Relations
Scott Humphrey
Chief Financial Officer
(770) 375-2387
SHumphrey@ciner.us.com